Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports 2012 First Quarter Financial Results

CHICAGO (April 24, 2012) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, today announced financial results for its first quarter ended March 31, 2012.

2012 First Quarter Year-over-Year Highlights

•	Operating income improved to $3.2 million, from a loss of $4.1 million in the prior year quarter, and operating margin improved to 3.0 percent

•	The company realized the expected benefits of its restructuring and other initiatives taken to manage the cost structure and improve profitability in a difficult economic environment

•	Salaries and employee benefits expense decreased $11.7 million or 13.2 percent

•	General and administrative expenses declined by $5.0 million or 15.8 percent

•	As part of the company’s successful develop-from-within strategy, 16 Associate Principals were promoted to Principal Consultants effective April 1

“We demonstrated considerable progress in managing expenses, which resulted in improvements in operating income and operating margin in a very tough revenue climate,” said Chief Executive Officer L. Kevin Kelly. “Net revenue reflected weak confirmation trends in the 2011 fourth quarter, which continued to some extent into the first quarter. And given the mixed headlines from financial services companies globally, it wasn’t surprising that this practice showed the largest decline in revenue, with Asia Pacific impacted most on a percentage basis. Despite uneven market conditions, we remain focused on helping our clients navigate their talent needs through our integrated approach to Executive Search and Leadership Consulting.”

Consolidated net revenue was $106.5 million in the first quarter, down 7.9 percent from $115.6 million in the 2011 first quarter. Exchange rate fluctuations had less than one percent impact on consolidated net revenue. Year over year, net revenue declined 7.3 percent in the Americas, 1.8 percent in Europe (but increased approximately 3 percent on a constant currency basis), and 16.2 percent in Asia Pacific (approximately 19 percent on a constant currency basis). Declines in the Financial Services, Global Technology & Services, and Industrial practices offset revenue growth in the Life Sciences and Education & Social Enterprise practices. Net revenue from Leadership Consulting Services was $10.0 million, an increase of 18.0 percent from the 2011 first quarter, and represented 9.3 percent of total net revenue.

The number of executive search and leadership consulting consultants at March 31, 2012 was 343, compared to 372 at March 31, 2011, and 347 at December 31, 2011. The year-over-year comparison primarily reflects a global workforce reduction in the 2011 fourth quarter. The number of executive search confirmations in the quarter declined 9.1 percent compared to the 2011 first quarter, but increased 7.0 percent compared to the 2011 fourth quarter. Productivity, as measured by annualized net revenue per consultant, was $1.2 million, compared to $1.3 million in the 2011 first quarter and $1.4 million in the 2011 fourth quarter. Average revenue per executive search was $100,300 compared to $101,200 in the 2011 first quarter and $128,300 in the 2011 fourth quarter.

Salaries and employee benefits decreased 13.2 percent, or $11.7 million, to $76.7 million from $88.4 million in the 2011 first quarter. Variable compensation expense decreased $6.3 million, primarily reflecting lower bonus accruals in the quarter related to lower net revenue. Fixed compensation expense decreased $5.4 million, mostly reflecting a reduction in worldwide headcount of approximately 6 percent compared to the 2011 first quarter. Salaries and employee benefits were 72.0 percent of net revenue for the quarter, compared to 76.4 percent in the 2011 first quarter.

General and administrative expenses decreased 15.8 percent to $26.4 million, from $31.3 million in the 2011 first quarter, as a result of a number of expense reductions, the largest being lower fees for professional services. As a percentage of net revenue, consolidated general and administrative expenses were 24.7 percent, compared to 27.1 percent in the 2011 first quarter.

Operating income was $3.2 million and operating margin was 3.0 percent. The improvement, compared to an operating loss of $4.1 million in the 2011 first quarter, reflects the decrease in salaries and employee benefits and general and administrative expenses, partially offset by the decline in net revenue.

Net income was $0.7 million and diluted earnings per share were $0.04. The effective tax rate in the quarter of 84.9 percent included losses not benefitted for tax purposes and current period tax expense, but is based on a full year projected tax rate of approximately 47 percent. In the 2011 first quarter, the net loss was $4.7 million and the net loss per share was $0.26, based upon an effective tax benefit rate in the quarter of 21.1 percent.

Net cash used in operating activities in the quarter was $99.1 million, compared to $79.3 million in the 2011 first quarter. Following the payment of bonuses related to 2011 performance, cash and cash equivalents at March 31, 2012 were $82.6 million, compared to $185.4 million at December 31, 2011, and $92.2 million at March 31, 2011.

Regional Review

For segment purposes, reimbursements of out-of-pocket expenses classified as revenue and restructuring charges are reported separately and, therefore, are not included in the results of each geographic region. The company believes that analyzing trends in net revenue (before reimbursements) and operating income (loss) excluding restructuring charges more appropriately reflects the company’s core operations.

$ in millions	1Q 12	1Q 11	Change	4Q 11	Change
Americas
Net revenue	$58.9	$63.5	$(4.6)	$69.4	$(10.5)
Operating income	$12.4	$7.6	$4.8	$16.4	$(3.9)
Consultants	155	170	(15)	160	(5)

Europe
Net revenue	$27.1	$27.6	$(0.5)	$32.9	$(5.8)
Operating income (loss)	$1.4	$(2.1)	$3.4	$3.3	$(1.9)
Consultants	101	125	(24)	104	(3)

Asia Pacific
Net revenue	$20.6	$24.6	$(4.0)	$24.9	$(4.3)
Operating income	$0.3	$2.5	$(2.3)	$2.8	$(2.5)
Consultants	87	77	10	83	4

Global Operations Support	$(10.6)	$(12.2)	$1.6	$(10.6)	$(0.0)
Restructuring charges	$(0.3)	$—	$(0.3)	$(16.3)	$16.0

Total operating income (loss)	$3.2	$(4.1)	$7.3	$(4.5)	$7.7

Totals and subtotals may not equal the sum of individual line items due to rounding.

Net revenue in the Americas declined 7.3 percent year over year driven by declines in the Financial Services and Global Technology & Services practices. The first quarter operating margin (operating income as a percentage of net revenue) improved to 21.1 percent from 12.0 percent in the 2011 first quarter driven by lower salaries and employee benefits expense and general and administrative expenses, partially offset by the decline in net revenue. Compared to the 2011 fourth quarter, all practices except Education & Social Enterprise experienced declines, which resulted in a net revenue decline of 15.2 percent. Operating income was lower compared to the 2011 fourth quarter, primarily as a result of the decline in net revenue.

Net revenue in Europe declined 1.8 percent in the first quarter (although increased approximately 3 percent on a constant currency basis). Exchange rate fluctuations negatively impacted year-over-year first quarter net revenue by $0.8 million. Growth in the Leadership Consulting Services practice was offset by declines in the Financial Services and Consumer Markets practices. Operating margin in the first quarter improved to 5.1 percent, compared to an operating loss in last year’s first quarter. The improvement mostly reflects a decline in fixed salaries and employee benefits expense related to year-over-year reduction in headcount of approximately 17 percent in this region, but also reflects lower general and administrative expenses in the region. Compared to the 2011 fourth quarter, net revenue decreased 17.7 percent, mostly driven by the Financial Services practice. Operating income was down compared to the 2011 fourth quarter, primarily as a result of the decline in net revenue.

Asia Pacific net revenue declined 16.2 percent in the first quarter (approximately 19 percent on a constant currency basis), driven largely by lower revenue in the Financial Services and Industrial practices. Exchange rate fluctuations positively impacted year-over-year first quarter net revenue by $0.3 million. The region reported operating margin of 1.3 percent, compared to 10.3 percent in the prior year quarter. This decline mostly reflects the decrease in net revenue, but also reflects higher fixed compensation related to an increase of approximately 6 percent in headcount since last year’s first quarter, partially offset by a reduction in general and administrative expenses. Compared to the 2011 fourth quarter, net revenue declined 17.3 percent, driven largely by the Financial Services and Industrial practices. Primarily as a result of the decline in net revenue, operating income was also down compared to the 2011 fourth quarter.

Expenses related to Global Operations Support declined 13.3 percent, or $1.6 million, compared to the 2011 first quarter. Lower fixed compensation expense and lower general and administrative expenses both contributed to the decline.

2012 Outlook

“Heidrick & Struggles has the best consultant teams in the business and because of this we have confidence in their ability to meet the challenges presented by the current business climate and achieve our goals for the year,” Kelly said. The improvements we have made in our operating cost structure, along with our strong balance sheet and financial flexibility, allow us to continue to invest in our business in support of our long-term business objectives.”

The company is forecasting 2012 second quarter net revenue of between $125 million and $135 million. The company continues to target full-year 2012 net revenue of between $510 million and $540 million, but is currently tracking at the low end of this range given first quarter net revenue and mixed economic signals globally, especially in financial services. The company maintains its target for a full-year 2012 operating margin of between 7 percent and 9 percent.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the 2012 first quarter results today, April 24, at 9:00 a.m. Central Time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the leadership advisory firm providing executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers around the world. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure near the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are constant currency amounts that represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period.

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract, integrate, manage, and retain qualified executive search consultants; our ability to develop and maintain strong, long-term relationships with our clients; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; the effect of our goodwill and intangible asset impairment charges and our restructuring initiatives; delays in the development and/or implementation of new or improved technology and systems; and the ability to align our cost structure and headcount with net revenue. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

Media:

Jennifer Nelson, Director, Global Marketing:

+1 404 682 7373 or jnelson@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$106,526	$115,622	$(9,096)	-7.9%
Reimbursements	5,792	5,257	535	10.2%

Total revenue	112,318	120,879	(8,561)	-7.1%

Operating expenses:
Salaries and employee benefits	76,672	88,381	(11,709)	-13.2%
General and administrative expenses	26,365	31,329	(4,964)	-15.8%
Reimbursed expenses	5,792	5,257	535	10.2%
Restructuring charges	303	—	303

Total operating expenses	109,132	124,967	(15,835)	-12.7%

Operating income (loss)	3,186	(4,088)	7,274	177.9%

Non-operating income (expense):

Interest income, net	476	295
Other, net	826	(2,115)

Net non-operating income (expense)	1,302	(1,820)

Income (loss) before income taxes	4,488	(5,908)

Provision for (benefit from) income taxes	3,809	(1,247)

Net income (loss)	679	(4,661)

Other comprehensive income (net of tax)	1,184	2,447

Comprehensive income (loss)	$1,863	$(2,214)

Basic weighted average common shares outstanding	17,902	17,627
Diluted weighted average common shares outstanding	18,173	17,627
Basic net income (loss) per common share	$0.04	$(0.26)
Diluted net income (loss) per common share	$0.04	$(0.26)
Salaries and employee benefits as a percentage of net revenue	72.0%	76.4%
General and administrative expense as a percentage of net revenue	24.7%	27.1%
Operating income (loss) as a percentage of net revenue	3.0%	-3.5%
Effective income tax rate	84.9%	21.1%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Month Ended March 31,
					2012	2011
	2012	2011	$ Change	% Change	Margin *	Margin *
Revenue:
Americas	$58,870	$63,477	$(4,607)	-7.3%
Europe	27,060	27,566	(506)	-1.8%
Asia Pacific	20,596	24,579	(3,983)	-16.2%

Revenue before reimbursements (net revenue)	106,526	115,622	(9,096)	-7.9%
Reimbursements	5,792	5,257	535	10.2%

Total revenue	$112,318	$120,879	$(8,561)	-7.1%

Operating income (loss):
Americas	$12,448	$7,648	$4,800	62.8%	21.1%	12.0%
Europe	1,375	(2,057)	3,432	166.8%	5.1%
Asia Pacific	259	2,542	(2,283)	-89.8%	1.3%	10.3%

Total regions	14,082	8,133	5,949	73.1%	13.2%	7.0%
Global Operations Support	(10,593)	(12,221)	1,628	13.3%

Operating income (loss) before restructuring charges	3,489	(4,088)	7,577	185.3%	3.3%
Restructuring charges	(303)	—	(303)

Operating income (loss)	$3,186	$(4,088)	$7,274	177.9%	3.0%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2012	December 31, 2011
	(Unaudited)
Current assets:
Cash and cash equivalents	$82,640	$185,390
Restricted cash	128	440
Accounts receivable, net	78,906	69,081
Other receivables	8,913	9,404
Prepaid expenses	18,253	16,551
Other current assets	1,399	1,382
Income taxes recoverable	19,302	19,866
Deferred income taxes	7,732	8,211

Total current assets	217,273	310,325

Non-current assets:
Property and equipment, net	44,773	44,781
Restricted cash	1,584	1,470
Assets designated for retirement and pension plans	23,557	22,883
Investments	11,236	9,868
Other non-current assets	6,794	6,480
Goodwill	91,113	90,696
Other intangible assets, net	2,383	2,556
Deferred income taxes	26,489	26,506

Total non-current assets	207,929	205,240

Total assets	$425,202	$515,565

Current liabilities:
Accounts payable	$9,583	$9,157
Accrued salaries and employee benefits	48,160	131,697
Other current liabilities	38,421	39,362
Income taxes payable	4,147	4,868
Deferred income taxes	200	6

Total current liabilities	100,511	185,090

Non-current liabilities:
Retirement and pension plans	33,772	31,747
Other non-current liabilities	39,913	47,396
Deferred income taxes	102	37

Total non-current liabilities	73,787	79,180

Stockholders’ equity	250,904	251,295

Total liabilities and stockholders’ equity	$425,202	$515,565

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$679	$(4,661)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,778	2,105
Write-off of investment	—	2,810
Deferred income taxes	911	657
Stock-based compensation expense	1,351	1,738
Restructuring charges	303	—
Cash paid for restructuring charges	(3,754)	(481)
Changes in assets and liabilities:
Trade and other receivables	(8,263)	(9,500)
Accounts payable	45	2,696
Accrued expenses	(91,003)	(65,700)
Income taxes recoverable (payable), net	17	(4,693)
Retirement and pension plan assets and liabilities	773	400
Prepayments	(1,483)	(2,688)
Other assets and liabilities, net	(1,428)	(1,946)

Net cash used in operating activities	(99,074)	(79,263)

Cash flows from investing activities:
Restricted cash	231	(872)
Capital expenditures	(2,350)	(4,427)
Purchases of available for sale investments	(821)	(415)
Proceeds from sale of available for sale investments	48	15
Loan to equity method investment	—	(1,007)

Net cash used in investing activities	(2,892)	(6,706)

Cash flows from financing activities:
Cash dividends paid	(2,545)	(2,572)
Payment of employee tax withholdings on equity transactions	(1,154)	(2,218)

Net cash used in financing activities	(3,699)	(4,790)

Effect of exchange rate fluctuations on cash and cash equivalents	2,915	1,805

Net increase in cash and cash equivalents	(102,750)	(88,954)
Cash and cash equivalents at beginning of period	185,390	181,124

Cash and cash equivalents at end of period	$82,640	$92,170